Exhibit 10.1
EXECUTION VERSION
$300,000,000
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of November 25, 2009 among
TD AMERITRADE HOLDING CORPORATION
as Borrower
and
CERTAIN SUBSIDIARIES THEREOF
as Guarantors
THE INITIAL LENDERS, INITIAL ISSUING BANK AND
SWING LINE BANK NAMED HEREIN
as Initial Lenders, Initial Issuing Bank and Swing Line Bank
and
THE BANK OF NEW YORK MELLON
as Administrative Agent
and
THE BANK OF NEW YORK MELLON
as Syndication Agent
and
BANC OF AMERICA SECURITIES LLC
CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES INC.

WELLS FARGO BANK, N.A.
as Co-Lead Arrangers

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Page
ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Borrower	48

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01 Affirmative Covenants	52
SECTION 5.02 Negative Covenants	55
SECTION 5.03 Reporting Requirements	60
SECTION 5.04 Financial Covenants	62

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default	63
SECTION 6.02 Actions in Respect of the Letters of Credit upon Default	66

ARTICLE VII

THE ADMINISTRATIVE AGENT, ETC.

SECTION 7.01 Authorization and Action	66
SECTION 7.02 Administrative Agent’s Reliance, Etc	67
SECTION 7.03 BNY Mellon and Affiliates	67
SECTION 7.04 Lender Party Credit Decision	67
SECTION 7.05 Indemnification	68
SECTION 7.06 Successor Administrative Agent, Etc	69

ARTICLE VIII

GUARANTY

SECTION 8.01 Guaranty; Limitation of Liability	70
SECTION 8.02 Guaranty Absolute	70
SECTION 8.03 Waivers and Acknowledgments	72
SECTION 8.04 Subrogation	72
SECTION 8.05 Guaranty Supplements	73
SECTION 8.06 Subordination	73
SECTION 8.07 Continuing Guaranty; Assignments	74

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SCHEDULES
Schedule I	—	Commitments and Applicable Lending Offices
Schedule II	—	Guarantors
Schedule 4.01(b)	—	Loan Parties
Schedule 4.01(c)	—	Subsidiaries
Schedule 4.01(n)	—	Plans, Multiemployer Plans and Welfare Plans
Schedule 4.01(q)	—	Surviving Debt
Schedule 4.01(r)	—	Liens

EXHIBITS
Exhibit A	—	Form of Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	[Intentionally Omitted]
Exhibit E	—	Form of Guaranty Supplement
Exhibit F	—	Form of Compliance Calculation Schedule

iii

AMENDED AND RESTATED CREDIT AGREEMENT
          AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 25, 2009 among TD AMERITRADE Holding Corporation, a Delaware corporation (the “Borrower”), the Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), the Issuing Banks (as hereinafter defined), the Swing Line Bank (as hereinafter defined) and The Bank of New York Mellon (“BNY Mellon”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined) and BNY Mellon, as syndication agent.
PRELIMINARY STATEMENT:
          The Borrower, the Guarantors, the Administrative Agent and the Lender Parties entered into the Credit Agreement dated as of January 23, 2006 (as heretofore amended or otherwise modified, the “Existing Credit Agreement”). The parties hereto hereby agree to amend and restate the Existing Credit Agreement in its entirety to read as hereinafter set forth.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
          “Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.
          “Advance” means a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.
          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.
          “Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent in the exercise of its reasonable business judgment equal to the amount, if any, that would be payable by any Loan

Party or any of its Subsidiaries to its counterparty to such Hedge Agreement in accordance with its terms as if (a) such Hedge Agreement was being terminated early on such date of determination, (b) such Loan Party or Subsidiary was the sole “Affected Party” and (c) the Administrative Agent was the sole party determining such payment amount pursuant to the provisions of the ISDA Master Agreement.
          “Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
          “Applicable Margin” means, as of any date of determination, (a) in respect of the Revolving Credit Facility, a percentage per annum determined by reference to the Public Debt Ratings in effect on such date as set forth below:

		Eurodollar Rate
Public Debt Ratings S&P/Moody’s	Base Rate Advances	Advances
Level I A/A2 or above	1.00%	2.00%
Level II A-/A3 or above but below A/A2	1.25%	2.25%
Level III BBB+/Baa1 or above but below A-/A3	1.50%	2.50%
Level IV BBB/Baa2 or above but below BBB+/Baa1	2.00%	3.00%
Level V BBB-/Baa3 or above but below BBB/Baa2	2.50%	3.50%
Level VI Below BBB-/Baa3 or unrated	3.00%	4.00%
and (b) in respect of the Swing Line Facility, (i) the percentage per annum applicable to Base Rate Advances in respect of the Revolving Credit Facility on such date or (ii) such other rate as shall be agreed upon between the Borrower and the Swing Line Bank.
          “Applicable Percentage” means, as of any date of determination, a percentage per annum determined by reference to the Public Debt Ratings in effect on such date as set forth below:

Public Debt Ratings S&P/Moody’s	Applicable Percentage
Level I A/A2 or above	0.225%
Level II A-/A3 or above but below A/A2	0.300%
Level III BBB+/Baa1 or above but below A-/A3	0.375%
Level IV BBB/Baa2 or above but below BBB+/Baa1	0.500%
Level V BBB-/Baa3 or above but below BBB/Baa2	0.625%
Level VI Below BBB-/Baa3 or unrated	0.750%
          “Appropriate Lender” means, at any time, with respect to (a) the Revolving Credit Facility, any Lender, (b) the Letter of Credit Facility, (i) any Issuing Bank and (ii) if the other Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Lender and (c) the Swing Line Facility, (i) the Swing Line Bank and (ii) if the other Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Lender.

          “Approved Fund” means any Fund that is administered or managed by (i) a Lender Party, (ii) an Affiliate of a Lender Party or (iii) an entity or an Affiliate of an entity that administers or manages a Lender Party.
          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.
          “Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
          “Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.
          “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall on any day be equal to the highest of:
          (a) the rate of interest announced publicly by the Person serving as the Administrative Agent in New York, New York, from time to time, as such Person’s prime commercial lending rate;
          (b) 1/2 of 1% per annum plus the Federal Funds Rate; and
          (c) 1% plus the Eurodollar Rate for a one-month Interest Period commencing on such day that would apply to the applicable Base Rate Advance if such Base Rate Advance were a Eurodollar Rate Advance.
          “Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).
          “BNY Mellon” has the meaning specified in the recital of parties to this Agreement.
          “Borrower” has the meaning specified in the recital of parties to this Agreement.
          “Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.
          “Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing.
          “Broker-Dealer Subsidiary” means any Subsidiary of any Loan Party that (a) is a “registered broker and/or dealer” under the Securities Exchange Act or under any similar foreign law or regulatory regime established for the registration of brokers and/or dealers of securities and/or (b) is required to be registered under the Commodity Exchange Act or under any similar regulatory regime established for the registration of operators, merchants, brokers and/or dealers of commodities, including, but not limited to, future commissions merchants introducing brokers and commodity pool operators.
          “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
          “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
          “CFC” means an entity that is a controlled foreign corporation of the Borrower under Section 957 of the Internal Revenue Code.
          “Change of Control” means the occurrence of any of the following: (a) other than by virtue of the exercise of collective voting rights of the TD Shareholders and the R Parties under the Stockholders Agreement, the TD Shareholders or the R Parties shall have (i) acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act), directly or indirectly, or (ii) acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of control of, in either case, Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing more than 45% (or, with respect to the TD Shareholders, such higher “TD Ownership Limitation Percentage” (as defined in the Stockholders Agreement) as the TD Shareholders shall have obtained as contemplated by the definition of “TD Ownership Limitation Percentage” or as permitted pursuant to Section 2.1(b) of the Stockholders Agreement) of the combined voting power of all Voting Interests of the Borrower, provided that prior to termination of the TD Shareholders’ obligations under Section 2.1(a) of the Stockholders Agreement, in the event that the TD Shareholders shall have obtained securities in excess of the TD Ownership Limitation Percentage in compliance with Section 2.1(c) of the Stockholders Agreement, such event shall not constitute a “Change of Control” for purposes hereof; provided that “Stockholders Agreement” referenced in this clause (a) shall mean the Stockholders Agreement in effect as of the date hereof; (b) any Person or two or more Persons acting in concert (other than the TD Shareholders and the R Parties) shall have (i) acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act), directly or indirectly, or (ii) acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of control of, in either case, Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing more than 35% of the combined voting power of all Voting Interests of the Borrower; or (c) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Borrower. “TD Shareholders” means The Toronto-Dominion Bank and its Subsidiaries. “R Parties” has the meaning set forth in the Stockholders Agreement. “Continuing Directors” means the directors of the Borrower after giving effect to the Acquisition and each other director if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by (a) the Seller solely pursuant to the Stockholders Agreement, (b) the R Parties solely pursuant to the

Stockholders Agreement or (c) at least a majority of the then Continuing Directors who are Outside Independent Directors (as defined in the Stockholders Agreement).
          “Collateral Account” means a deposit account to be designated by the Borrower and the Administrative Agent as the Collateral Account.
          “Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.
          “Commodity Exchange Act” means the Commodity Exchange Act of 1936, as amended from time to time.
          “Communications” has the meaning specified in Section 9.02(b).
          “Confidential Information” means information that any Loan Party furnishes to the Administrative Agent or any Lender Party designated in writing as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or such Lender Party from a source other than the Loan Parties or any of their Affiliates or their respective officers, directors, employees, agents or advisors unless such information shall be subject to confidentiality restrictions with a Loan Party of which the Administrative Agent or such Lender Party has knowledge.
          “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
          “Consolidated EBITDA” means, for any period and with respect to any Person, Consolidated net income of such Person for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated net income, the sum of (i) Consolidated interest expense of such Person for such period, (ii) Consolidated income tax expense of such Person for such period, (iii) depreciation and amortization expense of such Person for such period, and (iv) any other non-cash deductions, losses or charges made in determining Consolidated net income of such Person for such period (other than any deductions which require or represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period), minus (b) without duplication and to the extent included in determining such Consolidated net income of such Person, any non-cash gains included in Consolidated net income of such Person for such period, minus (c) without duplication and to the extent included in determining such Consolidated net income of such Person, any gains (or plus losses, charges or expenses) realized in connection with any disposition of property of such Person during such period, all determined on a Consolidated basis in accordance with GAAP.
          For the purposes of calculating Consolidated EBITDA for any Measurement Period pursuant to any determination of the Leverage Ratio, (i) if at any time during such Measurement period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Measurement Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Measurement Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Measurement Period and (ii) if during such Measurement Period the Borrower or any Subsidiary shall have made a Material

Acquisition, Consolidated EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Measurement Period; provided that, in the case of a Material Acquisition after the Effective Date, the Administrative Agent shall be furnished with audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent, of each entity being acquired (or if the acquisition is of a division or branch of a larger business or a group of businesses, the audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent, of such larger business or group of businesses, so long as the individual activities of the acquired entity are clearly reflected in such financial statements), reasonably satisfactory to the Administrative Agent in all respects, confirming such historical results. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $75,000,000; and “Material Disposition” means any sale, lease, transfer or other disposition of any asset of the Borrower or any of its Subsidiaries that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $75,000,000.
          “Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.
          “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all payment Obligations of such Person for the deferred purchase price of property or services (other than trade payables not more than 60 days past due incurred in the ordinary course of such Person’s business), (c) all payment Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all payment Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all payment Obligations of such Person as lessee under Capitalized Leases, (f) all payment Obligations of such Person as an account party under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all payment Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guaranteed Debt of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations; provided that, if such Person has not assumed or otherwise become liable in respect of such Debt or other payment Obligations, such indebtedness or payment Obligations shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination.

          “Debt for Borrowed Money” of any Person means, at any date of determination, without duplication, the sum of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date and (b) all Obligations of such Person under acceptance, letter of credit or similar facilities at such date; provided that, with respect to the Borrower and its Subsidiaries, Debt for Borrowed Money shall exclude, to the extent otherwise included in the items in clause (a) or (b) above, (i) liabilities payable to brokers, dealers, clearing organizations, clients and correspondents, and liabilities in respect of securities or commodities sold but not yet purchased, in each case incurred in the ordinary course of the “broker-dealer” or “commodity futures trading” business of the Broker-Dealer Subsidiaries, (ii) accounts payable and accrued liabilities in the ordinary course of business of the Borrower and its Subsidiaries, (iii) to the extent constituting an “effective” hedge in accordance with GAAP, prepaid variable forward derivative instruments and prepaid variable forward contract obligations, (iv) notes, bills and checks presented in the ordinary course of business by such Person to banks for collection or deposit, (v) all obligations of the Borrower and its Subsidiaries of the character referred to in this definition to the extent owing to the Borrower or any of its Subsidiaries and (vi) Debt of the type otherwise permitted under clauses (vii), (viii) (to the extent contractually required to be settled in the Equity Interests of the Borrower), (ix), (x) and (xiv) of Section 5.02(b); provided, further that, with respect to Hedge Agreements, Debt for Borrowed Money shall include only net payment Obligations of such Person in respect of Hedge Agreements valued at the Agreement Value.
          “Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.
          “Default Interest” has the meaning set forth in Section 2.07(b).
          “Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.
          “Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Administrative Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Swing Line Bank pursuant to Section 2.02(b) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) any Issuing Bank pursuant to Section 2.03(c) to purchase a portion of a Letter of Credit Advance made by such Issuing Bank, (c) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e) the Administrative Agent or any Issuing Bank pursuant to Section 7.05 to reimburse the Administrative Agent or such Issuing Bank for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or such Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.
          “Defaulting Lender” means, at any time, any Lender that (a) owes a Defaulted Advance or a Defaulted Amount, (b) has notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within ten Business Days after written request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent, the Issuing Bank and the Swing Line Bank that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances (or participations in respect of Letter of Credit Advances or Swing Line Advances), (d) otherwise has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of any action or proceeding of a type described in Section 6.01(f), (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) had its management or assets taken over by any Governmental Authority or any instrumentality thereof; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or direct or indirect parent company thereof by a Governmental Authority or an instrumentality thereof.
          “Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.
          “Effective Date” has the meaning specified in Section 3.01.
          “Eligible Assignee” means (a) a Lender Party; (b) an Affiliate of a Lender Party; (c) an Approved Fund; and (d) any other Person (other than an individual) approved by (i) the Administrative Agent, (ii) in the case of an assignment of a Revolving Credit Commitment, the Issuing Banks and the Swing Line Bank and (iii) unless a Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.
          “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation,

proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
          “Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
          “Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.
          “ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
          “Escrow Bank” has the meaning specified in Section 2.15(c).
          “Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.
          “Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the British Bankers Association LIBOR Rate published by Reuters for deposits in U.S. Dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the average (rounded upwards, if necessary, to the nearest 1/100 of 1% per annum) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period (or, if such Reference Bank shall not have such a Eurodollar Rate Advance, $1,000,000) and for a period equal to such Interest Period) by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.
          “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).
          “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve

System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
          “Events of Default” has the meaning specified in Section 6.01.
          “Existing Credit Agreement” has the meaning specified in the Preliminary Statement.
          “Existing Issuing Bank” means BNY Mellon in its capacity as an issuing bank with respect to any Existing Letter of Credit.
          “Existing Letter of Credit” means any letter of credit outstanding as of the Effective Date that was issued pursuant to the Existing Credit Agreement.
          “Facility” means the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” means the Fee Letter dated October 15, 2009 between the Borrower and BNY Mellon.
          “Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on the last day of September in any calendar year.
          “Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “GAAP” has the meaning specified in Section 1.03.
          “Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, including, without limitation, any self-regulatory organization as defined in Section 3(a)(26) of the Securities Exchange Act, whether federal, state, provincial, territorial, local or foreign.

          “Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
          “Guaranteed Debt” means, with respect to any Person, any payment Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the payment Obligation of a primary obligor, (b) the payment Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any payment Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
          “Guaranteed Hedge Agreement” means any Hedge Agreement permitted under Article V that is entered into by and between any Loan Party and any Hedge Bank.
          “Guaranteed Obligations” has the meaning specified in Section 8.01.
          “Guarantors” means the Subsidiaries of the Borrower listed on Schedule II hereto and each other Significant Subsidiary of the Borrower that shall be required to execute and deliver a guaranty pursuant to Section 5.01(h) and each other Subsidiary of the Borrower that shall have executed and delivered a Guaranty Supplement.
          “Guaranty” means the guaranty of the Guarantors set forth in Article VIII, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(h) and each Guaranty Supplement, in each case as amended, amended and restated, modified or otherwise supplemented.
          “Guaranty Supplement” has the meaning specified in Section 8.05.

          “Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
          “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.
          “Hedge Bank” means (a) any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Guaranteed Hedge Agreement or (b) any counterparty to a Guaranteed Hedge Agreement that was a Lender Party or Affiliate of a Lender Party at the time such Guaranteed Hedge Agreement was entered into by such counterparty.
          “Indemnified Party” has the meaning specified in Section 9.04(b).
          “Information Memorandum” means the information memorandum dated September 11, 2009 used by the Syndication Agent in connection with the syndication of the Commitments.
          “Initial Issuing Bank” means the bank listed on the signature pages hereof as the Initial Issuing Bank.
          “Initial Lender Parties” means the Existing Issuing Bank, the Initial Issuing Bank, the Initial Lenders and the Initial Swing Line Bank.
          “Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.
          “Initial Swing Line Bank” means the bank listed on the signature pages hereof as the Initial Swing Line Bank.
          “Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
          “Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such Measurement Period to (b) Interest Expense of the Borrower and its Subsidiaries for such Measurement Period.
          “Interest Expense” means, for any Measurement Period of any Person, interest payable on all Debt for Borrowed Money of such Person during such period, in each case for or during such Measurement Period; provided that the amortization of original issue discount, the amortization of deferred financing, legal and accounting costs, and any interest expense on deferred compensation arrangements shall be excluded from the calculation of “Interest Expense” to the extent the same would have otherwise been included therein.

          “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, six or, with the prior consent of all Lenders of such Eurodollar Rate Advance, nine or twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;
     (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;
     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “ISDA Master Agreement” means the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc., as in effect from time to time.
          “Issuing Banks” means the Initial Issuing Bank and, insofar as each Existing Letter of Credit is concerned, the Existing Issuing Bank, and any Eligible Assignee to which the Letter of Credit Commitment hereunder has been assigned by the Initial Issuing Bank or the Existing Issuing Bank pursuant to Section 9.07, if any, so long as each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as the Initial Issuing Bank, the Existing Issuing Bank or such Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.
          “L/C Disbursement” means a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.
          “L/C Related Documents” has the meaning specified in Section 2.04(c)(ii)(A).
          “LC Collateral Account” means a deposit account to be designated by the Borrower and the Administrative Agent as the LC Collateral Account.
          “LC Payment Date” has the meaning specified in Section 2.04(c)(i).
          “Lender Party” means any Lender, any Issuing Bank or the Swing Line Bank.
          “Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.
          “Letter of Credit Advance” means an advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c).
          “Letter of Credit Agreement” has the meaning specified in Section 2.03(a).
          “Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into one or more Assignment and Acceptances, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Issuing Bank’s “Letter of Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.
          “Letter of Credit Facility” means, at any time, an amount equal to the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time as such amount may be reduced at or prior to such time pursuant to Section 2.05. The initial Letter of Credit Facility shall be $75,000,000.
          “Letters of Credit” has the meaning specified in Section 2.01(c).
          “Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries at such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period.

          “Lien” means any lien, security interest or other charge of any kind, or any other type of preferential arrangement intended to have the effect of a lien or security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
          “Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Fee Letter and (v) each Letter of Credit Agreement, in each case as amended, restated, supplemented or otherwise modified.
          “Loan Parties” means the Borrower and the Guarantors.
          “Material Adverse Change” means any event that could reasonably be expected to have a material adverse effect on (a) the business, financial condition, or results of operations of the Borrower and its Subsidiaries, taken as a whole, since September 30, 2008, (b) the rights and remedies of the Lenders under any Loan Document or (c) the ability of the Borrower and the Guarantors, taken as a whole, to perform their obligations under any Loan Document (any such effect being a “Material Adverse Effect”).
          “Measurement Period” means, except as otherwise expressly provided herein, each period of four consecutive fiscal quarters of the Borrower.
          “Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
          “Moody’s Rating” means, at any time with respect to any Person, the rating issued by Moody’s and then in effect with respect to such Person’s senior unsecured long-term debt securities without third party credit enhancement.
          “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
          “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
          “Non-US Broker-Dealer Subsidiaries” means Broker-Dealer Subsidiaries that are not US Broker-Dealer Subsidiaries.
          “Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Lender, as amended.
          “Notice of Borrowing” has the meaning specified in Section 2.02(a).

          “Notice of Issuance” has the meaning specified in Section 2.03(a).
          “Notice of Renewal” has the meaning specified in Section 2.01(c).
          “Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).
          “Notice of Termination” has the meaning specified in Section 2.01(c).
          “Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
          “Other Taxes” has the meaning specified in Section 2.12(b).
          “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
          “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
          “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for unpaid utilities and for taxes, assessments and governmental charges or levies to the extent not yet due or otherwise not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as landlords’, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings diligently prosecuted and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance or other social security or employment laws or regulations or similar legislation or to secure public, statutory or regulatory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory or regulatory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments for the payment of money not constituting a Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments, (f) easements, rights of way, covenants, zoning, use restrictions and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes and (g) any interest or title of a lessor, sublessor, licensee or licensor under any operating lease or license agreement entered into in the ordinary course of business and not interfering in any material respect with the business of the Borrower or any of its Significant Subsidiaries.
          “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
          “Plan” means a Single Employer Plan or a Multiple Employer Plan.
          “Platform” has the meaning specified in Section 9.02(b).
          “Post Petition Interest” has the meaning specified in Section 8.06(b).
          “Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
          “Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).
          “Public Debt Rating” means, as of any date, any of the Moody’s Rating or S&P Rating. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level VI under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, and if (i) such ratings shall not be apart by more than one level, the Applicable Margin and the Applicable Percentage shall be based upon the higher of such ratings or (ii) otherwise, the Applicable Margin and the Applicable Percentage shall be based upon the level that is immediately higher than the lower of such ratings; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.
     “Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates,

whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.
          “Reference Banks” means Citibank, N.A., BNY Mellon and JPMorgan Chase Bank, N.A.
          “Register” has the meaning specified in Section 9.07(d).
          “Regulatory Net Capital ” of any Person means (a) in the case such Person is a Broker-Dealer Subsidiary of the type described in clause (a) of the definition of “Broker-Dealer Subsidiary”, the amount of net capital held by such Person as a broker-dealer under Section 15(c)(3) of the Securities Exchange Act and regulations promulgated thereunder and (b) in the case such Person is a Broker-Dealer Subsidiary of the type described in clause (b) of the definition of “Broker-Dealer Subsidiary”, the amount of net capital held by such Person as a futures commission merchant or introducing broker under Section 4f(b) of the Commodity Exchange Act and regulations promulgated thereunder.
          “Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (C) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments.
          “Responsible Officer” means the Chief Financial Officer or Treasurer of the Borrower.
          “Revolving Credit Advance” has the meaning specified in Section 2.01(a).
          “Revolving Credit Borrowing” means a borrowing (other than a Conversion) consisting of simultaneous Revolving Credit Advances of the same Type made by the Lenders.
          “Revolving Credit Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

          “Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time. The initial Revolving Credit Facility shall be $300,000,000.
          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or any successor thereto.
          “S&P Rating” means, at any time with respect to any Person, the rating issued by S&P and then in effect with respect to such Person’s senior unsecured long-term debt securities without third party credit enhancement.
          “Securities Exchange Act” means Securities Exchange Act of 1934, as amended from time to time.
          “Significant Subsidiary” means, at any time, a Subsidiary of the Borrower that is a “significant subsidiary” as defined in Rule 1.02(w) of Regulation S-X of the Securities and Exchange Commission, determined based upon the Borrower’s most recent consolidated financial statements for the most recently completed Fiscal Year as set forth in the Borrower’s Annual Report on Form 10-K (or 10-K-A) filed with the Securities and Exchange Commission; provided that in the case of a Subsidiary formed or acquired after the Effective Date, the determination of whether such Subsidiary is a Significant Subsidiary shall be made on a pro forma basis based on the Borrower’s most recent consolidated financial statements for the most recently completed fiscal quarter or Fiscal Year, as applicable, as set forth in the Borrower’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K (or 10-K-A), as applicable, filed with the Securities Exchange Commission.
          “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
          “Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          “Stockholders Agreement” means that certain Stockholders Agreement, dated as of June 22, 2005, among the Borrower, the stockholders of the Borrower party thereto and the Seller, as amended, restated, supplemented or otherwise modified from time to time.
          “Subordinated Obligations” has the meaning specified in Section 8.06.
          “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided that solely for purposes of Section 4.01(a), “Subsidiaries” referred to therein shall not include any Subsidiary that is specified on Schedule 4.01(c) as a Subsidiary that is in the process of being liquidated or dissolved as of the Effective Date.
          “Surviving Debt” means Debt of any Subsidiary of the Borrower, other than Debt described in clauses (i), (ii), (iv) and (v) of the first proviso to the definition of “Debt for Borrowed Money” and Debt of the type permitted under Section 5.02(b)(x), outstanding on the Effective Date.
          “Swing Line Advance” means an advance made (a) by the Swing Line Bank pursuant to Section 2.01(b) or (b) by any Lender pursuant to Section 2.02(b).
          “Swing Line Bank” means the Initial Swing Line Bank and any Eligible Assignee to which the Swing Line Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Swing Line Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Swing Line Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Swing Line Bank or Eligible Assignee, as the case may be, shall have a Swing Line Commitment.
          “Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(b) or the Lenders pursuant to Section 2.02(b).
          “Swing Line Commitment” means, with respect to the Swing Line Bank at any time, the amount set forth opposite the Swing Line Bank’s name on Schedule I hereto under the caption “Swing Line Commitment” or, if the Swing Line Bank has entered into one or more Assignment and Acceptances, set forth for the Swing Line Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Swing Line Bank’s “Swing Line Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

          “Swing Line Facility” means, at any time, an amount equal to the amount of the Swing Line Bank’s Swing Line Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05. The initial Swing Line Facility shall be $50,000,000.
          “Taxes” has the meaning specified in Section 2.12(a).
          “Termination Date” means the earlier of (a) the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitment and the Swing Line Commitment, pursuant to Section 2.05 or 6.01 and (b) December 31, 2012.
          “Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.
          “Unused Revolving Credit Commitment” means, with respect to any Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(b) and outstanding at such time.
          “US Broker-Dealer Subsidiary” means any Subsidiary of any Loan Party that is a “registered broker and/or dealer” under the Securities Exchange Act and/or is registered under the Commodity Exchange Act.
          “Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
          “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02 Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.
     SECTION 1.03 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time (“GAAP”); provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Required Lenders or the Administrative Agent shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
          SECTION 1.04 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, VII and IX) or any of the other Loan Documents to be in U.S. dollars shall also include the equivalent of such amount in any currency other than U.S. dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.
          SECTION 1.05 Pro Forma Calculations. All pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Debt, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of such event.
          SECTION 1.06 Amendment and Restatement. This Agreement amends and restates the Existing Credit Agreement in its entirety.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
AND THE LETTERS OF CREDIT
          SECTION 2.01 The Advances and the Letters of Credit. (a) The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a).
          (b) The Swing Line Advances. (i) The Swing Line Bank agrees on the terms and conditions hereinafter set forth, to make Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date (A) in an aggregate amount not to exceed at any time outstanding the Swing Line Bank’s Swing Line Commitment at such time and (B) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit Commitments of the Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall be made as a Base Rate Advance or shall bear interest at a rate otherwise mutually agreed upon between the Borrower and the Swing Line Bank. Within the limits of the Swing Line Facility and within the limits referred to in clause (B) above, the Borrower may borrow under this Section 2.01(b), repay pursuant to Section 2.04(b) and reborrow under this Section 2.01(b). Immediately upon the making of a Swing Line Advance, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Bank a risk participation in such Swing Line Advance in an amount equal to such Lender’s Pro Rata Share of such Swing Line Advance.
               (ii) Notwithstanding anything to the contrary contained in this Section 2.01(b) or elsewhere in this Agreement, no Swing Line Bank shall be obligated to make any Swing Line Advance at a time when any Lender is a Defaulting Lender unless such Swing Line Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Swing Line Bank’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Advances, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Advances.
          (c) The Letters of Credit. (i) The Existing Issuing Bank, the Lenders and the Borrower agree that effective as of the Effective Date, each Existing Letter of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement. Each Issuing Bank (other than the Existing Issuing Bank) agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit (together with each Existing Letter of Credit, the “Letters of Credit”) in U.S. Dollars for the account of the Borrower from time to time on any Business Day during the period from the Effective Date until 60 days before the Termination Date in an aggregate Available Amount (A) for all Letters of Credit not to exceed at any time the Letter of Credit Facility at such time and (B) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including an expiration date resulting from any automatic renewal of the previous expiration date or otherwise from the exercise of any rights of the Borrower or the beneficiary to require renewal) later than the earlier of 30 days before the Termination Date and one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank that issued such Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of Termination”); provided that the terms of each Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Letter of Credit to give the beneficiary named in such Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than 60 days before the Termination Date. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(c), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.04(c) and request the issuance of additional Letters of Credit under this Section 2.01(c).
          (ii) Notwithstanding anything to the contrary contained in this Section 2.01(c) or elsewhere in this Agreement, no Issuing Bank shall be obligated to issue any Letters of Credit at a time when any Lender is a Defaulting Lender unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to the Letter of Credit then proposed to be issued or such Letter of Credit and all other Letter of Credit Commitments as to which such Issuing Bank has such actual or potential risk.
          SECTION 2.02 Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier or electronic communication. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed promptly in writing, or by telecopier or electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will promptly make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first apply such funds to prepay ratably the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances outstanding at such time, together with interest accrued and unpaid thereon to and as of such date.
          (b) (i) Each Swing Line Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed promptly in writing, or by telecopier or electronic communication, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing). The Swing Line Bank will promptly make the amount of the requested Swing Line Advance available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will promptly make such funds available to the Borrower by crediting the Borrower’s Account. No Swing Line Borrowing may be made after the date that occurs seven Business Days prior to the Termination Date.
          (ii) The Swing Line Bank may, at any time in its sole and absolute discretion, request on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Bank to so request on its behalf) that each Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Advances then outstanding. Such request shall be deemed to be a Notice of Borrowing for purposes hereof and shall be made in accordance with the provisions of Section 2.02(a) without regard solely to the minimum amounts specified therein but subject to the satisfaction of the conditions set forth in Section 3.02. The Swing Line Bank shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same date funds, not later than 11:00 A.M. on the day specified in such Notice of Borrowing.
          (iii) If for any reason any Swing Line Advance cannot be refinanced by a Revolving Credit Borrowing as contemplated by Section 2.02(b)(ii), the request for Base Rate Advances submitted by the Swing Line Bank as set forth in Section 2.02(b)(ii) shall be deemed to be a request by the Swing Line Bank that each of the Lenders fund its risk participation in the relevant Swing Line Advance and each Lender’s payment to the

Administrative Agent for the account of the Swing Line Bank pursuant to Section 2.02(b)(ii) shall be deemed payment in respect of such participation.
          (iv) If and to the extent that any Lender shall not have made the amount of its Pro Rata Share of such Swing Line Advance available to the Administrative Agent in accordance with the provisions of Section 2.02(b)(ii), such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date specified in the applicable Notice of Borrowing delivered by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.
          (v) Each Lender’s obligation to make Revolving Credit Advances or to purchase and fund risk participations in Swing Line Advance pursuant to this Section 2.02(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Bank, the Borrower or any other Person for any reason whatsoever, (B) the occurrence of continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Advances (but not its obligation to purchase and fund risk participations in Swing Line Advances) pursuant to this Section 2.02(b) is subject to satisfaction of the conditions set forth in Section 3.02. No funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Advances, together with interest as provided herein.
          (c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Revolving Credit Advances may not be outstanding as part of more than five separate Borrowings.
          (d) Each Notice of Borrowing and each Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense (but not lost profits) incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
          (e) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative

Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.
          (f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
          SECTION 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the tenth Business Day prior to the date of the proposed issuance of such Letter of Credit (or such later date and time as the Administrative Agent and the relevant Issuing Bank may agree in their sole discretion), by the Borrower to any Issuing Bank, which shall give to the Administrative Agent and each Lender prompt notice thereof by telecopier or electronic communication. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed promptly in writing, or by telecopier or electronic communication, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may reasonably specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.
          (b) Letter of Credit Reports. Upon request from the Administrative Agent or the Borrower, Issuing Bank shall promptly furnish to the Administrative Agent or the Borrower, as the case may be, a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding calendar month and drawings during such month (or such other period as shall have been reasonably requested) under all Letters of Credit and/or setting forth the average daily aggregate Available Amount during the preceding calendar quarter (or such other period as shall have been reasonably requested) of all Letters of Credit.
          (c) Participations in Letters of Credit. Upon the issuance of a Letter of Credit by any Issuing Bank under Section 2.03(a) or the deemed issuance of each Existing Letter of Credit under Section 2.01(c), such Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation in such Letter of Credit in an amount for each Lender equal to such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay such Lender’s Pro Rata Share of each L/C Disbursement made by such Issuing Bank, if such L/C Disbursement is not repaid with Revolving Credit Advances pursuant to Section 2.03(d)(ii) and if such L/C Disbursement is not reimbursed by the Borrower forthwith on the date due as provided in Section 2.04(c), by making available on such due date for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to such Lender’s Pro Rata Share of such L/C Disbursement. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever. If and to the extent that any Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such L/C Disbursement is due pursuant to Section 2.04(c) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.
          (d) Drawing and Reimbursement. (i) The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft.
          (ii) (A) Upon any L/C Disbursement by any Issuing Bank in respect of a draft drawn under any Letter of Credit, unless otherwise repaid by the Borrower on the applicable LC Payment Date, the Borrower shall be deemed to request (and such Issuing Bank is hereby irrevocably authorized by the Borrower to request on its behalf) that each Lender make a Base Rate Advance on such Business Day in an amount equal to such Lender’s Pro Rata Share of such L/C Disbursement. Such request shall be deemed to be a Notice of Borrowing for purposes under this clause (ii) and Section 3.02. Each

Lender hereby absolutely and unconditionally agrees to pay such Lender’s Pro Rata Share of such L/C Disbursement by making available on the date of such L/C Disbursement for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to such Lender’s Pro Rata Share of such L/C Disbursement.
          (B) If for any reason any L/C Disbursement cannot be refinanced by a Base Rate Advance as contemplated by Section 2.03(d)(ii)(A), the request for Base Rate Advances submitted by the Issuing Bank as set forth in Section 2.03(d)(ii)(A) shall be deemed to be a request by the Issuing Bank that each of the Lenders fund its risk participation in the relevant L/C Disbursement and each Lender’s payment to the Issuing Bank (or to the Administrative Agent for the account of the Issuing Bank) pursuant to Section 2.03(d)(ii)(A) shall be deemed payment in respect of such participation.
          (C) Each Lender’s obligation to make Base Rate Advances or to purchase and fund risk participations in L/C Disbursements pursuant to this Section 2.03(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever, (2) the occurrence of continuance of a Default, or (3) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Base Rate Advances (but not its obligation to purchase and fund risk participations in L/C Disbursements) pursuant to this Section 2.03(d) is subject to satisfaction of the conditions set forth in Section 3.02. No funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay L/C Disbursements, together with interest as provided herein.
          (e) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.
          SECTION 2.04 Repayment of Advances. (a) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.
          (b) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and the Termination Date.

          (c) Letter of Credit Advances. (i) The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Lender that has made a Letter of Credit Advance on the earlier of (x) the date of demand, if such demand shall be received by the Borrower prior to 1:00 P.M. on any Business Day, or the Business Day immediately following such date of demand, if such demand shall be received by the Borrower after 1:00 P.M. on any Business Day (such due date of payment being the “LC Payment Date”) and (y) the Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them; provided that upon any L/C Disbursement by any Issuing Bank in respect of a draft drawn under any Letter of Credit, unless otherwise repaid by the Borrower on or before the applicable LC Payment Date, the Letter of Credit Advance owing to such Issuing Bank in respect of such L/C Disbursement shall be repaid in full with a Revolving Credit Borrowing consisting of Base Rate Advances made on the applicable LC Payment Date in accordance with Section 2.03(d)(ii).
          (ii) The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by the Borrower thereof):
          (A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);
          (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
          (C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
          (D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;
          (F) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or
          (G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.
          SECTION 2.05 Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least five Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Swing Line Facility, the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.
          (b) Mandatory. (i) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.
          (ii) The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.
          SECTION 2.06 Prepayments. (a) Optional. The Borrower may, upon notice to the Administrative Agent not later than 11:00 A.M. (New York City time) (i) on the date of prepayment in the case of Base Rate Advances and (ii) on the third Business Day prior to the date of prepayment in the case of Eurodollar Rate Advances, stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given it shall be deemed irrevocable and the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment of Revolving Credit Advances shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c).

          (b) Mandatory. (i) If (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances, (y) the Letter of Credit Advances and (z) the Swing Line Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on any Business Day, whether or not as a result of a reduction of Commitments pursuant to Section 2.05, the Borrower shall, on such Business Day, make prepayments in the following order in an aggregate amount equal to such excess amount: first, prepay the Letter of Credit Advances outstanding, second, prepay the Swing Line Advances outstanding, third, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowing, and fourth, deposit an amount in the LC Collateral Account.
          (ii) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the LC Collateral Account an amount sufficient to cause the aggregate amount on deposit in the LC Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day. Upon the drawing of any Letter of Credit for which funds are on deposit in the LC Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Lenders, as applicable. If on any date the amount on deposit in the LC Collateral Account shall exceed the aggregate Available Amount of all Letters of Credit then outstanding, if no Event of Default shall have occurred and be continuing as of such date, such excess amount shall promptly be deposited by the Administrative Agent to the Borrower’s Account.
          (iii) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 9.04(c). If any payment of Eurodollar Rate Advances otherwise required to be made under this Section 2.06(b) would be made on a day other than the last day of the applicable Interest Period therefor, the Borrower may direct the Administrative Agent to (and if so directed, the Administrative Agent shall) deposit such payment in the Collateral Account until the last day of the applicable Interest Period at which time the Administrative Agent shall apply the amount of such payment to the prepayment of such Advances; provided, however, that such Advances shall continue to bear interest as set forth in Section 2.07 until the last day of the applicable Interest Period therefor.
          SECTION 2.07 Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
          (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each fiscal quarter of the Borrower ending in March, June, September and December and on the date such Base Rate Advance shall be Converted or paid in full.

          (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, in each case payable in arrears (x) on the last Business Day of such Interest Period, (y) if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and (z) on the date such Eurodollar Rate Advance shall be Converted or paid in full.
          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest (“Default Interest”) on (i) the overdue principal amount of each Advance and any other overdue amount owing under the Loan Documents to each Lender Party, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to the Administrative Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (i) of Section 2.07(a).
          (c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.
          SECTION 2.08 Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders a commitment fee, (i) from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears quarterly on the last Business Day of each fiscal quarter of the Borrower ending in March, June, September and December, commencing on December 31, 2009 (or if the Effective Date occurs after December 31, 2009, March 31, 2010), and on the Termination Date, at the Applicable Percentage in effect from time to time on the average daily Unused Revolving Credit Commitment of such Lender during such quarter; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
          (b) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Lender a commission, payable in arrears quarterly on the last Business Day of each fiscal quarter of the Borrower ending in March, June, September and December, commencing December 31, 2009 (or if the Effective Date occurs after December 31, 2009, March 31, 2010), and on the Termination Date, on such Lender’s Pro Rata

Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time at the Applicable Margin for Eurodollar Rate Advances under the Revolving Credit Facility. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the amount of commission payable by the Borrower under this clause (b)(i) shall be increased by 2% per annum.
          (ii) The Borrower shall pay to each Issuing Bank, for its own account, such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.
          (c) Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed in writing between the Borrower and the Administrative Agent.
          SECTION 2.09 Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 1:00 P.M. (New York City time) on (x) the third Business Day prior to the date of the proposed Conversion of Advances from Base Rate Advances to Eurodollar Rate Advances and (y) the first Business Day prior to the date of the proposed Conversion of Advances from Eurodollar Rate Advances to Base Rate Advances and subject to the provisions of Section 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that the Borrower shall pay any amounts owing pursuant to Section 9.04(c) in connection with any Conversion of Eurodollar Rate Advances into Base Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.
          (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.
          (ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

          (iii) Upon the occurrence and during the continuance of any Default under Section 6.01(a), (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
          SECTION 2.10 Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the Effective Date or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) promulgated or made after the Effective Date, there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, within three Business Days after any demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided that (i) the Borrower shall not be required to compensate a Lender Party for costs under this Section 2.10(a) arising more than 180 days prior to the date that such Lender Party notifies the Borrower of the event giving rise to such costs and of such Lender Party’s intention to claim compensation therefor and (ii) if the event giving rise to such costs is retroactive, then the 180-day period referred to in clause (i) shall be extended to include the period of retroactive effect thereof; provided further that each Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.
          (b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) promulgated or made after the Effective Date affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar Guaranteed Debts), then, within three Business Days of any demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit; provided that (i) the Borrower shall not be required to compensate a Lender Party for increased capital under this Section 2.10(b) arising more than 180 days prior to the date that such Lender Party notifies the Borrower of the event giving rise to such costs and of such Lender Party’s intention to claim compensation therefor and (ii) if the event giving rise to such increased capital is retroactive, then the 180-day period referred to in clause (i) shall be extended to include the period of retroactive effect thereof. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error; provided further that each Lender Party claiming additional amounts under this Section 2.10(b) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to mitigate the amount of such increased amounts to the extent that such efforts would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.
          (c) If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed at least a majority of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist and any Notice of Borrowing or notice of Conversion given by the Borrower with respect to Eurodollar Rate Advances which have not yet been incurred (including by way of Conversion) shall be deemed rescinded by the Borrower.
          (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

          SECTION 2.11 Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
          (b) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (c) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.
          (e) If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, upon notice to the Borrower, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s pro rata share of the sum of (i) the aggregate principal amount of all Advances outstanding at such time and (ii) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party.
          SECTION 2.12 Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender Party or the Administrative Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and the Administrative Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or the Administrative Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or the Administrative Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).
          (c) The Loan Parties shall indemnify each Lender Party and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other

Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” as described in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.
          (f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.
          (g) If the Administrative Agent or any Lender Party determines, in its sole discretion, that it has finally and irrevocably received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.12, it shall pay over such refund to the appropriate Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 2.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender Party, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender Party in the event the Administrative Agent or such Lender Party is required to repay such refund to such Governmental Authority. This section shall not be construed to require the Administrative Agent or any Lender Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.
          (h) Each Lender shall notify the Borrower of any event occurring after the Effective Date entitling such Lender to compensation under this Section 2.12 as promptly as practicable, but in any event within 180 days, after such Lender obtains actual knowledge thereof; provided that if any Lender fails to give such notice within 180 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable under this Section 2.12, not be entitled to payment for penalty and interest incurred more than 180 days prior to the date that such Lender does give such notice.
          SECTION 2.13 Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; and provided further that, so long as the Advances shall not have become due and payable pursuant to Section 6.01, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Loan Parties agree that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by applicable law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.
          SECTION 2.14 Use of Proceeds. The proceeds of the Revolving Credit Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely to fund working capital needs and for general corporate purposes of the Borrower and its Subsidiaries.
          SECTION 2.15 Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.
          (b) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to itself or such other Lender Parties in the following order of priority:
          (i) first, to the Administrative Agent for any Defaulted Amounts then owing to it, in its capacity as such;
          (ii) second, to the Issuing Banks and the Swing Line Bank for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Banks and the Swing Line Bank; and
          (iii) third, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.
Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b) shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.
          (c) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the Administrative Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or the Administrative Agent or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with Citibank, N.A. or another commercial bank selected by the Administrative Agent (the “Escrow Bank”), in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Escrow Bank’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:
          (i) first, to the Administrative Agent for any amounts then due and payable by such Defaulting Lender to it hereunder, in its capacity as such;
          (ii) second, to the Issuing Banks and the Swing Line Bank for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Issuing Banks and the Swing Line Bank;
          (iii) third, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and
          (iv) fourth, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.
In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.
          (d) The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.
          SECTION 2.16 Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note in substantially the form of Exhibit A hereto, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.
          (b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.
          (c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
ARTICLE III

CONDITIONS TO EFFECTIVENESS AND OF LENDING AND
ISSUANCES OF LETTERS OF CREDIT
          SECTION 3.01 Conditions Precedent. This Agreement shall become effective on and as of the first Business Day (the “Effective Date”) on which the following conditions precedent have been satisfied or, pursuant to Section 9.01(a)(i), waived (it being understood that if the Effective Date shall not occur on or before January 31, 2010, this Agreement shall be void ab initio):
     (a) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified):
     (i) The Notes payable to the order of any Lender requesting the same pursuant to the terms of Section 2.16; provided that with respect to any Lender issued a note under the Existing Credit Agreement, such note shall have been returned to the Borrower for cancellation on or before the Effective Date.
     (ii) Certified copies of the resolutions of the Board of Directors (or similar constitutive body) of each Loan Party approving the financing transactions evidenced hereby and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate, limited liability company or other organizational action and governmental and other third party approvals and consents, if any, with respect to the financing transactions evidenced hereby and each Loan Document to which it is or is to be a party.
     (iii) A copy of a certificate of the Secretary of State of the jurisdiction of organization of each Loan Party, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the charter (or similar constitutive document) of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter (or similar constitutive document) on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly organized and in good standing or presently subsisting under the laws of the State of the jurisdiction of its organization.
     (iv) A certificate of each Loan Party signed on behalf of such Loan Party by its President or a Vice President or its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the charter (or similar constitutive document) of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(iii), (B) a true and correct copy of the bylaws (or similar constitutive document) of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(ii) were adopted and on the Effective

Date and (C) the due organization and, to the extent applicable, good standing or valid existence of such Loan Party organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Loan Party.
     (v) A certificate of the Chief Financial Officer of the Borrower, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date and (B) the absence of any event occurring and continuing that constitutes a Default.
     (vi) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party.
     (vii) A favorable opinion of Sidley Austin LLP, special counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.
     (viii) Schedules hereto (other than Schedule I hereto) in form and substance reasonably satisfactory to the Lenders; provided that notwithstanding anything to the contrary contained in any Loan Document, the Lenders shall be deemed to be satisfied with the Schedules hereto if such Schedules shall have been made available to the Lenders for at least two Business Days and either (A) the Administrative Agent shall not have received any objection from any Lender to such Schedules or (B) the Administrative Agent shall have received objections to such Schedules from one or more Lenders but each such Lender shall have withdrawn such objections either after such Schedules shall have been modified (which may be made during such two Business Days) or for any other reason.
     (b) The Administrative Agent shall be reasonably satisfied that all Obligations in respect of the Term A Advances and Term B Advances, in each case under and as defined in the Existing Credit Agreement, including, without limitation, all principal thereof and interest thereon, but excluding any unasserted contingent claim for indemnity, shall have been prepaid in full with proceeds of unsecured Debt and, if applicable, cash on hand.
     (c) The Borrower shall have paid all accrued fees of the Administrative Agent and the Lenders due and payable pursuant to the Fee Letter and all accrued reasonable, out-of-pocket expenses of the Syndication Agent (including the accrued reasonable fees and expenses of Shearman & Sterling LLP and, to the extent reasonably required, local counsel with respect to guarantee matters) to the extent invoices shall have been presented to the Borrower prior to the Effective Date with respect thereto.

          SECTION 3.02 Conditions Precedent to Each Borrowing and Issuance and Renewal. The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):
     (a) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date; and
     (b) no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom;
          SECTION 3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date specifying its objection thereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
     (a) Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and (to the extent applicable in the jurisdiction of its formation) in good standing under the laws of the jurisdiction of its formation, (ii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including, without limitation, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted.
     (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Loan Parties as of the date hereof, showing as of the date hereof (as to each Loan Party) the jurisdiction of its organization, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its organization. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 3.01(a)(iii) is a true and correct copy of each such document as of the date hereof, each of which is valid and in full force and effect as of the date hereof.
     (c) Set forth on Schedule 4.01(c) hereto is a complete and accurate list of all Subsidiaries of each Loan Party as of the date hereof, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except Permitted Liens.
     (d) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the financing transactions evidenced by each Loan Document to which it is a party, are within such Loan Party’s corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any loan agreement, indenture, mortgage, deed of trust, material lease or other material contract or instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.
     (e) No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the financing transactions described herein or (ii) the exercise by the Administrative Agent or any Lender Party of its rights under the Loan Documents, except with respect to the exercise of any remedies with respect to, or any other transfer of, the Equity Interests of any Broker-Dealer Subsidiary, giving all necessary notices to third parties and obtaining all necessary Governmental Authorizations in connection with such exercise of remedies or transfer including, without limitation, to the extent required under NASD Rule 1017 or any similar rule under the Commodities Exchange Act.
     (f) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     (g) Except as set forth in the financial statements referred to in Section 4.01(h), there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of any Loan Party, threatened before any Governmental Authority or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the financing transactions evidenced hereby and by the other Loan Documents.
     (h) The Consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2008, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, accompanied by an unqualified opinion of Ernst & Young LLP, independent public accountants, copies of which have been made available to each Lender Party, fairly present in all material respects the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis, and since September 30, 2008, there has been no Material Adverse Change.
     (i) The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Borrower and its Subsidiaries made available to each Lender Party electing to receive the same pursuant to Section 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonably believed to be reasonable in light of the conditions existing at the time such forecasts were made available to each such Lender Party, and represented, at the time of such forecasts were made available to each such Lender Party, the Borrower’s best estimate of its future financial performance (it being understood that any such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that the Borrower gives no assurance that such future financial performance will be realized and that actual results may differ from that in the forecasted financial information and such differences may be material).
     (j) The Information Memorandum and all other information, exhibit or report (other than financial projections and information of a general economic or industry-specific nature) furnished or otherwise made available by or on behalf of any Loan Party to the Administrative Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents, taken as a whole (together with all registration statements and periodic reports which the Borrower or any of its Subsidiaries has filed with the Securities and Exchange Commission) as of the date furnished or otherwise made available to the Administrative Agent or any Lender Party, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which such statements were made, not materially misleading.
     (k) No proceeds of any Advance or drawings under any Letter of Credit will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States, as in effect from time to time.
     (l) Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.
     (m) The Borrower and its Subsidiaries are, taken as a whole, Solvent.
     (n) (i) Set forth on Schedule 4.01(n) hereto is a complete and accurate list of all Plans and Multiemployer Plans as of the date hereof.
          (ii) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to result in a Material Adverse Effect.
          (iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Single Employer Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Single Employer Plan.
          (iv) Neither any Loan Party nor any ERISA Affiliate has incurred or to the knowledge of any Loan Party or ERISA Affiliate, is reasonably expected to incur any

Withdrawal Liability to any Multiemployer Plan which could reasonably be expected to result in a Material Adverse Effect.
          (v) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and, to the knowledge of any Loan Party or ERISA Affiliate, no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
     (o) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, and, to the Borrower’s knowledge, no circumstances exist that could form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect.
     (p) Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all Federal and State and other material tax returns required to be filed by it and has paid all taxes due, together with applicable interest and penalties, except (i) taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     (q) Set forth on Schedule 4.01(q) hereto is a complete and accurate description of all Surviving Debt (other than Surviving Debt to the extent the aggregate amount (in principal or unfunded commitments) thereof does not exceed $50,000,000) as of the date hereof, showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date (if any) thereof and the amortization schedule (if any) therefor.
     (r) Set forth on Schedule 4.01(r) hereto is a complete and accurate description of all Liens on the property or assets of any Loan Party or any of its Subsidiaries (other than Liens securing payment Obligations in an aggregate amount for all such Liens not exceeding $75,000,000) as of the date hereof, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.
ARTICLE V
COVENANTS OF THE BORROWER
          SECTION 5.01 Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders that are material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole, such compliance to include, without limitation, compliance with Environmental Laws, ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.
     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.
     (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance in such amounts and covering such risks, and with such deductibles or self-insurance retentions, as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.
     (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain (i) its legal existence and legal structure and (ii) to the extent material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole, its rights (charter and statutory), permits, licenses, approvals, privileges and franchises except, in the case of its Subsidiaries that are not Loan Parties, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any merger, consolidation, liquidation or dissolution permitted under Section 5.02(d) or any sale, transfer or other disposition permitted under Section 5.02(e).
     (e) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice, permit the Administrative Agent or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers and with their independent certified public accountants; provided that representatives of the Borrower shall have the opportunity to be present at any meeting with its independent accountants; provided further that unless (x) a Default has occurred and is continuing or (y) the Administrative Agent reasonably believes an event has occurred that has a Material Adverse Effect, (i) the Lenders shall coordinate the exercise of their visitation and inspection rights under this Section 5.01(e) through the Administrative Agent and limit the exercise of such rights to one time per Fiscal Year, and (ii) neither the Borrower nor any of its Subsidiaries shall be required to pay or reimburse any costs and expenses incurred by any Lender in connection with the exercise of such rights.

     (f) Keeping of Books. (i) Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which true and correct entries shall be made of all material financial transactions and the assets and business of the Borrower and each such Subsidiary and (ii) maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and maintained in conformity, in all material respects, with generally accepted accounting principles in effect from time to time.
     (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (h) Covenant to Guarantee Obligations. Upon any Subsidiary of the Borrower (other than any CFC or Broker-Dealer Subsidiary or any direct or indirect Subsidiary of a CFC or Broker-Dealer Subsidiary) becoming a Significant Subsidiary after the Effective Date (whether as a result of the formation or acquisition of any new direct or indirect Significant Subsidiaries by any Loan Party or otherwise), then in each case at the Borrower’s expense and within the time period specified below (or such longer time period as the Administrative Agent may agree):
     (i) within 60 days after such Subsidiary becoming a Significant Subsidiary after the Effective Date, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so and provided such parent is not a CFC or a Broker-Dealer Subsidiary or any direct or indirect Subsidiary of a CFC or Broker-Dealer Subsidiary), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Guaranteed Obligations,
     (ii) within 60 days after such Subsidiary becoming a Significant Subsidiary after the Effective Date, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Lender Parties, of counsel for such Subsidiary (and if applicable, its direct and indirect parents) acceptable to the Administrative Agent (which counsel may be in-house counsel) as to (1) such guaranties and guaranty supplements being legal, valid and binding obligations of each Subsidiary party thereto enforceable in accordance with their terms, and (2) such other matters as the Administrative Agent may reasonably request,
     (iii) at any time and from time to time, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so and provided such parent is not a CFC or a Broker-Dealer Subsidiary or any direct or indirect Subsidiary of a CFC or Broker-Dealer Subsidiary), to promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of such guaranties and assignments.
     (i) Further Assurances. (i) Promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document to which it is a party or in the execution or acknowledgment thereof, and
          (ii) Promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, any and all such further acts and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents, and cause each of its Subsidiaries to do so.
          SECTION 5.02 Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will not, at any time:
     (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired or, except to the extent otherwise permitted under Section 5.02(e), assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:
     (i) Liens created under the Loan Documents;
     (ii) Permitted Liens;
     (iii) Liens on assets of Broker-Dealer Subsidiaries securing “broker-dealer” or “commodity futures trading” financing of any Broker-Dealer Subsidiary entered into in the ordinary course of business, including, without limitation, borrowings collateralized by client assets in the ordinary course of business; and
     (iv) Liens securing liabilities of the Borrower and its Subsidiaries in an aggregate amount not to exceed at any time 7.5% of the total assets of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, as shown on the most recent Consolidated balance sheet of the Borrower and its Subsidiaries delivered pursuant to Section 5.03(b) or (c).
     (b) Debt. Permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:
     (i) Debt under the Loan Documents;

     (ii) the Surviving Debt, and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt; provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents; provided further that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing plus accrued interest thereon and reasonable expenses and fees incurred in connection therewith, and no Loan Party or Subsidiary of a Loan Party shall be added as an additional direct or contingent obligor with respect thereto, as a result of or in connection with such extension, refunding or refinancing; and provided further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms of any agreement or instrument governing the Surviving Debt being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Debt does not exceed the then applicable market interest rate;
     (iii) Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates and exchange rates incurred in the ordinary course of business and consistent with prudent business practice;
     (iv) Debt owed to the Borrower or a wholly owned Subsidiary of the Borrower;
     (v) Debt of any Person that becomes a Subsidiary of the Borrower after the date hereof not in contravention of this Agreement, which Debt is existing at the time such Person becomes a Subsidiary of the Borrower (other than Debt incurred solely in contemplation of such Person becoming a Subsidiary of the Borrower), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any such Debt under this clause (v); provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents; provided further that the principal amount of the Debt being extended, refunded or refinanced shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing plus accrued interest thereon and reasonable expenses and fees incurred in connection therewith, and no Loan Party or Subsidiary of a Loan Party shall be added as an additional direct or contingent obligor with respect thereto, as a result of or in connection with such extension, refunding or refinancing; and provided further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms of any agreement or instrument governing the Debt being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Debt does not exceed the then applicable market interest rate;
     (vi) Debt incurred by Broker-Dealer Subsidiaries for operational liquidity needs pursuant to lines of credit in an aggregate outstanding principal amount not to exceed $3,000,000,000 at any time; provided that the aggregate amount of Debt incurred by Non-US Broker-Dealer Subsidiaries pursuant to this clause (vi) shall not exceed $300,000,000 at any time;
     (vii) Debt under performance bonds, surety bonds and letter of credit obligations to provide security for worker’s compensation claims and Debt in respect of bank overdrafts not more than two days overdue, in each case, incurred in the ordinary course of business;
     (viii) to the extent the same constitutes Debt, obligations in respect of net capital adjustments and/or earn-out arrangements in connection with any purchase or acquisition;
     (ix) Guaranteed Debt arising in the ordinary course of business pursuant to contract or applicable law, rule or regulation with respect to the Obligations of other members of securities and commodities clearinghouses and exchanges;
     (x) to the extent constituting Guaranteed Debt, indemnification obligations and other similar obligations of the Borrower and its Subsidiaries in favor of directors, officers, employees, consultants or agents of the Borrower or any of its Subsidiaries extended in the ordinary course of business;
     (xi) (A) unsecured Guaranteed Debt of any Significant Subsidiary with respect to unsecured payment Obligations of the Borrower and (B) Guaranteed Debt with respect to payment Obligations of any Subsidiary; provided, that the underlying obligation related to such Guaranteed Debt in this clause (B) is permitted under Section 5.02(b)(iii), (vii), (viii), (xiv) or (xvi);
     (xii) Guaranteed Debt with respect to leases in respect of real property entered into by any Broker-Dealer Subsidiary in the ordinary course of business;
     (xiii) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;
     (xiv) Debt owing to insurance companies to finance insurance premiums incurred in the ordinary course of business; provided that each insurance company financing such insurance premiums agrees to give the Administrative Agent not less than 30 days’ prior written notice before termination of any insurance policy for which premiums are being financed;
     (xv) Debt in respect of any securities or commodities lending contracts entered into by the Broker-Dealer Subsidiaries in the ordinary course of the “broker-dealer” or “commodities futures trading” business; and
     (xvi) other Debt not otherwise permitted under this Section 5.02(b) in an aggregate outstanding principal amount not to exceed at any time 5% of the total assets of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, as shown on the most recent Consolidated balance sheet of the Borrower and its Subsidiaries delivered pursuant to Section 5.03(b) or (c).
     (c) Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
     (d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:
     (i) any Subsidiary of the Borrower may merge into or consolidate with the Borrower or any other Subsidiary of the Borrower; provided that (A) in the case of any such merger or consolidation to which the Borrower is a party, the Borrower shall be the surviving entity and (B) in the case of any such merger or consolidation in which the Borrower is not a party, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower and (if a Guarantor is a party to such merger or consolidation) a Guarantor;
     (ii) the Borrower or any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (A) in the case of any such merger or consolidation to which the Borrower is a party, the Borrower shall be the surviving entity and (B) in the case of any such merger or consolidation in which the Borrower is not a party, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower and (if a Guarantor is a party to such merger or consolidation) a Guarantor;
     (iii) as part of any sale or other disposition permitted under Section 5.02(e), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and
     (iv) any Subsidiary of the Borrower that is not a Significant Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lender Parties;

provided, however, that in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing.
     (e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire, all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole.
     (f) Transactions with Affiliates. Conduct, or permit any of its Subsidiaries to conduct, any transaction with any of its Affiliates except (i) on terms that are fair and reasonable and at least as favorable to the Borrower or such Subsidiary as it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or such Subsidiary, (ii) any Affiliate who is an individual may serve as director,officer, employee or consultant of the Borrower or any of its Subsidiaries and may receive reasonable compensation and indemnification for his or her services in such capacity, (iii) nonexclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property by the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries and (iv) any transaction between or among the Borrower and/or any of its Subsidiaries not involving any other Affiliate of the Borrower.
     (g) Other Debt. Enter into any agreement, indenture or other document, or any amendment, supplement or other modification thereof, related to any extension of credit to the Borrower in an aggregate principal amount in excess of $100,000,000, that includes any covenants that are more restrictive (taken as a whole) as to the Borrower than those contained in this Facility, unless the Loan Documents are amended to include such more restrictive covenants prior to the effectiveness of such agreement, indenture or other document or such amendment, supplement or modification thereof (which amendment shall provide for concurrent deletion or modification of any such more restrictive covenant concurrently with and on terms consistent with any deletion or modification in such agreement, indenture, other document, amendment, supplement or other modification).
     (h) Equity Interests of Broker-Dealer Subsidiaries and Significant Subsidiaries. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt secured by a Lien on any Equity Interest of any Broker-Dealer Subsidiary or Significant Subsidiary, unless the Obligations of the Loan Parties under the Loan Documents shall be secured equally and ratably with such Debt so long as such Debt shall be so secured; provided that there shall be excluded from the operation of the foregoing provisions any Lien upon Equity Interests of a Person existing at the time such Person becomes a Broker-Dealer Subsidiary or Significant Subsidiary and not created in anticipation of such Person becoming a Broker-Dealer Subsidiary or Significant Subsidiary. When a Lien securing Debt that gave rise to this covenant’s requirement that the Obligations of the Loan Parties under the Loan Documents be equally and ratably secured thereby is released or terminated, as the case may be, by the holder or holders thereof, then the corresponding Lien that secures the

Obligations of the Loan Parties under the Loan Documents shall be deemed automatically released or terminated, as the case may be, without further act or deed on the part of any Person unless there exists another Lien that would require such corresponding Lien to be created, and in such event and at the Borrower’s expense, the Administrative Agent shall execute and deliver to or at the direction of the Borrower one or more instruments of release or termination, as the case may be, with respect to such corresponding Lien as the Borrower shall reasonably request.
          SECTION 5.03 Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent for prompt distribution to each Lender Party electing to receive the same:
     (a) Default Notice. As soon as possible and in any event within two Business Days after any Responsible Officer of the Borrower becomes aware of the occurrence of each Default or any event, development or occurrence that could reasonably be expected to have a Material Adverse Effect continuing on the date of such statement, a statement of the Responsible Officer of the Borrower setting forth details of such Default or event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.
     (b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by (i) an opinion as to such audit report of Ernst & Young LLP or other independent public accountants of nationally recognized standing and (ii) if prepared, a report of such independent public accountants as to the Borrower’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, in each case certified by such accountants without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, provided that to the extent different components of such consolidated financial statements are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements; together with (x) a certificate of the Chief Financial Officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (y) a schedule in substantially the form of Exhibit F of the computations used by the Chief Financial Officer of the Borrower in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04.
     (c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in substantially the form of Exhibit F of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04.
     (d) Annual Forecasts. As soon as available and in any event no later than 60 days after the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a monthly basis for the then current Fiscal Year and on an annual basis for each of the two immediately succeeding Fiscal Years.
     (e) Litigation. Promptly after the commencement thereof, notice of the commencement of any action, suit, litigation or proceeding before any Governmental Authority affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the financing transactions evidenced hereby and by the other Loan Documents.
     (f) ERISA. (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, which could reasonably be expected to result in a Material Adverse Effect, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.
          (ii) Plan Terminations. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan under Section 4042 of ERISA.

          (iii) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan.
          (iv) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).
     (g) Other Information. Such other information respecting the business, financial condition or results of operations of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.
Financial statements required to be delivered pursuant to Section 5.03(b) or (c) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet, to which each Lender Party and the Administrative Agent have access; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender Party and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) upon the request of the Administrative Agent or any Lender Party, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender Party, as the case may be, and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent for the benefit of each Lender Party of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the financial statements referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender Party shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
          SECTION 5.04 Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:
     (a) Leverage Ratio. Maintain as of the end of the last day of each Measurement Period a Leverage Ratio of not more than 2.50:1.00.

     (b) Regulatory Net Capital. (i) Cause each Broker-Dealer Subsidiary of the type described in clause (a) of the definition of “Broker-Dealer Subsidiary” to maintain at all times Regulatory Net Capital in compliance with applicable law but in no event less than (A) five percent (5%) of its aggregate debit items calculated using the alternative standard for net capital calculation or (B) the greater of (x) 150% of the required minimum net capital of such Broker-Dealer Subsidiary and (y) 8 1/3% of the aggregate indebtedness of such Broker-Dealer Subsidiary using the aggregate indebtedness standard for net capital calculation.
          (ii) Cause each Broker-Dealer Subsidiary of the type described in clause (b) of the definition of “Broker-Dealer Subsidiary” to maintain at all times Regulatory Net Capital in compliance with applicable law but in no event less than 150% of the required minimum net capital of such Broker-Dealer Subsidiary.
     (c) Interest Coverage Ratio. Maintain for each Measurement Period an Interest Coverage Ratio of not less than 5.00:1.00.
ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same shall become due and payable; or
     (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or
     (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(d) (solely with respect to the existence of the Borrower), (e) or (h), 5.02, 5.03 or 5.04(a) or (c); or
     (d) (i) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in Section 5.04(b) and such failure shall remain unremedied for five Business Days or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document (other than described in Section 6.01(a), (b), (c) or (d)(i)) on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (A) any Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party; or

     (e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $75,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
     (f) any Loan Party or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or
     (g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $75,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which the payment for such judgment or order shall remain unsatisfied and a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by a valid and binding policy of insurance in favor of such Loan Party or Subsidiary from an insurer that is rated at least “A” by A.M. Best Company, which policy covers full payment thereof and which insurer has been notified, and has not disputed the claim made for payment, of such amount of such judgment or order; or
     (h) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(h) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing except to the extent such Loan Party has been released from its obligations thereunder in accordance with this Agreement or such other Loan Document or such Loan Document has expired or terminated in accordance with its terms; or
     (i) a Change of Control shall occur; or
     (j) any ERISA Event shall have occurred with respect to a Single Employer Plan which could reasonably be expected to result in liability to any Loan Party and/or any ERISA Affiliate in excess of $75,000,000; or
     (k) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $75,000,000; or
     (l) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $75,000,000;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to clauses (ii) through (v) of Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make

Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to clauses (ii) through (v) of Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
          SECTION 6.02 Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s Office, for deposit in the LC Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Borrower shall be obligated to pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s Office, for deposit in the LC Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time the Administrative Agent determines that any funds held in the LC Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the LC Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the LC Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the LC Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Lenders, as applicable, to the extent permitted by applicable law. If no Event of Default shall exist, the Administrative Agent shall promptly upon request of the Borrower deposit all funds held in the Administrative Agent (other than the funds deposited therein to cash collateralize the Available Amount of the Letters of Credit then outstanding pursuant to Section 2.06) into the Borrower’s Account for the Borrower’s sole use.
ARTICLE VII
THE ADMINISTRATIVE AGENT, ETC.
          SECTION 7.01 Authorization and Action. Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan

Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties under the Loan Documents), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties, all Hedge Banks and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law.
          SECTION 7.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.
          SECTION 7.03 BNY Mellon and Affiliates. With respect to its Commitments, the Advances made by it and any Notes issued to it, BNY Mellon shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Administrative Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include BNY Mellon in its individual capacity. BNY Mellon and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if BNY Mellon were not the Administrative Agent and without any duty to account therefor to the Lender Parties. The Administrative Agent shall not have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Administrative Agent.
          SECTION 7.04 Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
          SECTION 7.05 Indemnification. (a) Each Lender Party severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.
          (b) Each Lender severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.
          (c) For purposes of this Section 7.05, each Lender Party’s ratable share of any amount shall be determined, at any time, according its Pro Rata Share. The failure of any Lender Party to reimburse the Administrative Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
          SECTION 7.06 Successor Administrative Agent, Etc. (a) The Administrative Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders and the Borrower; provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as (in each case to the extent it shall be acting in such capacity at the time of such removal) Swing Line Bank and Issuing Bank and released from all of its obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent with, so long as no Default shall be continuing, the consent of the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent, with, so long as no Default shall be continuing, the consent of the Borrower, which successor Administrative Agent shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 7.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation or removal shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
          (b) The Syndication Agent assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Advances, or for any duties as an agent hereunder for the Lender Parties. The title of “Syndication Agent” is solely honorific and implies no fiduciary responsibility on the part of the Syndication Agent to the Administrative Agent, any Loan Party or any Lender Party and the use of such title does not impose on the Syndication Agent any duties or obligations greater than those of any other Lender or entitle the Syndication Agent to any rights other than those to which any other Lender is entitled.
ARTICLE VIII
GUARANTY
          SECTION 8.01 Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Guaranteed Hedge Agreements and the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party under or in respect of the Guaranteed Hedge Agreements and the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
          (b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Lender Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lender Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
          (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties under or in respect of the Loan Documents.
          SECTION 8.02 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the

Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following (other than payment in full of the Guaranteed Obligations):
     (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
     (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
     (d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;
     (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
     (f) any failure of any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender Party (each Guarantor waiving any duty on the part of the Lender Parties to disclose such information);
     (g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
     (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
          SECTION 8.03 Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.
          (b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
          (d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender Party.
          (e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.
          SECTION 8.04 Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against the Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit and all Guaranteed Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit and all Guaranteed Hedge Agreements, such amount shall be received and held in trust for the benefit of the Lender Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit and all Guaranteed Hedge Agreements shall have expired or been terminated, the Lender Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
          SECTION 8.05 Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit E hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.
          SECTION 8.06 Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other payment Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:
     (a) Prohibited Payments, Etc. Except during the continuance of any Event of Default under Section 6.01(a) or (f), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default under Section 6.01(a) or (f), however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

     (b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lender Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.
     (c) Turn-Over. After the occurrence and during the continuance of any Event of Default under Section 6.01(a) or (f), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.
     (d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default under Section 6.01(a) or (f), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).
          SECTION 8.07 Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as and to the extent provided in Section 9.07. Except as expressly permitted hereunder, no Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

ARTICLE IX
MISCELLANEOUS
          SECTION 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties (other than any Lender Party that is, at such time, a Defaulting Lender) and the Borrower, do any of the following at any time:
          (i) waive any of the conditions specified in Section 3.01,
          (ii) change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder,
          (iii) other than as expressly permitted hereunder, release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to Administrative Agent and the Lender Parties under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lender Parties, or
          (iv) amend this Section 9.01,
and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders, the Borrower and each Lender Party specified below for such amendment, waiver or consent:
          (i) increase the Commitments of a Lender Party without the consent of such Lender Party;
          (ii) reduce the principal of, or stated rate of interest on, the Advances owed to a Lender Party or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender Party without the consent of such Lender Party; or
          (iii) postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.04 or 2.07 or any date fixed for any payment of fees hereunder in each case payable to a Lender Party without the consent of such Lender Party;
provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the

Issuing Banks, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.
          SECTION 9.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b), if to any Loan Party, to the Borrower at its address at TD AMERITRADE Holding Corporation, 4211 So. 102nd Street, Omaha, NE 68127, Attention: Treasurer, Fax: 402-827-8663, E-mail Address: mchochon@ameritrade.com, with a copy to TD AMERITRADE Holding Corporation, 6940 Columbia Gateway Drive, Suite 200, Columbia, Maryland 21046, Attention: Executive Vice President and General Counsel, Fax: 443-539-2206, E-Email Address: ekoplow@ameritrade.com; if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party and if to the Administrative Agent, at its address at One Wall Street, 19th Floor, New York, New York 10286, Attention: Andrew T. Karp, Vice President, Telephone: 212-635-6882, Fax: 212-635-1194, with a copy to The Bank of New York Mellon, at One Wall Street, 18th Floor, New York, New York 10286, Attention: Felix Liwag, Telephone: 212-635-4693, Fax: 212-635-6365; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise mutually agreed by the Borrower and the Administrative Agent. All such notices and other communications shall, when sent by hand or overnight courier service, or mailed by certified or registered mail, be deemed to have been given when received, when sent by telecopier or electronic mail, be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document shall be effective as delivery of an original executed counterpart thereof.
          (b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format mutually acceptable to the Administrative Agent and the Borrower to an electronic mail address specified by the Administrative Agent to the Borrower; provided that in the event that notwithstanding its commercially reasonable efforts to do so, the Borrower shall fail to provide any such information, document or other material pursuant to this Section 9.02(b), the Borrower shall provide such information, document or material pursuant to Section 9.02(a)(x). In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent reasonably requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders on a confidential basis, without warranty by or liability to the Borrower, by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).
          (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY ARISES FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents. Each Lender Party agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any

Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
          SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 9.04 Costs and Expenses. (a) The Borrower agrees to pay promptly following demand and presentation of invoices or other reasonably detailed statements specifying the costs and expenses so incurred (i) all reasonable out of pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all syndication, transportation, computer, duplication, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of Shearman & Sterling LLP with respect thereto, with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Administrative Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).
          (b) The Borrower agrees to indemnify, defend and save and hold harmless the Administrative Agent, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense arises from (x) such Indemnified Party’s gross negligence, willful misconduct, bad faith, or breach of its express contractual obligations or (y) litigation between or among the Lender Parties. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan

Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Loan Parties and the Lender Parties also agree not to assert any claim against any other party hereto or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.
          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(a) or (b)(i) or 2.10(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.13, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, within three Business Days of any demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.
          (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.
          (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.
          SECTION 9.05 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such other Loan Party now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender Party shall have made any demand under this Agreement and although such Obligations may be unmatured. The Administrative Agent and each Lender Party agrees promptly to notify the Borrower or such other Loan Party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender Party and their respective Affiliates may have.
          SECTION 9.06 Binding Effect. Except as set forth in Section 3.01, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party.
          SECTION 9.07 Assignments and Participations. (a) Each Lender may and, so long as no Default shall have occurred and be continuing, if demanded by the Borrower pursuant to Section 9.13 upon at least five Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of all of the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment and treating related Approved Funds as one assignee for this purpose) shall in no event be less than $5,000,000 (or such lesser amount as shall be approved by the Administrative Agent), (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 9.13 shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 9.13 unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount specified in clause (ii) of the proviso to Section 9.13 and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes (if any) subject to such assignment and a processing and recordation fee of $3,500, provided that if such assignment results from a demand by the Borrower pursuant to Section 9.13, the Borrower shall pay such processing and recordation fee in accordance with clause (i) of the proviso to Section 9.13, unless such fee is waived by the Administrative Agent); provided that only one such fee shall be payable in connection with simultaneous assignments by or to two or more related Approved Funds.
          (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).
          (c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.
          (d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Administrative Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Revolving Credit Commitment hereunder, a new Note to the order of such assigning Lender in an amount equal to the Revolving Credit Commitment retained by it hereunder, in each case to the extent requested by such assignee or assignor in Section 2.16(a). Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.
          (f) Each Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.
          (g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or the value of the Guaranties.
          (h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower pursuant to the Loan Documents; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.
          (i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          (j) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Note or Notes held by it to the holders of obligations owed, or securities issued, by such Fund or any trustee thereof as security for such obligations or securities; provided that, unless and until such holder or trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such holder or trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such holder or trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
          (k) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.
          SECTION 9.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.
          SECTION 9.09 No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
          SECTION 9.10 Confidentiality. Neither the Administrative Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Administrative Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to any pledge referred to in Section 9.07(j) or to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or (with respect to litigation brought by any Person other than the Administrative Agent, any Loan Party or any Lender Party, after the Borrower shall have been notice thereof and the opportunity to seek a protective order or other appropriate remedy with respect thereto) judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party or its Affiliates, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) in connection with any litigation or proceeding to which the Administrative Agent or such Lender Party or any of its Affiliates may be a party, provided that with respect to any litigation brought by any Person other than the Administrative Agent, any Loan Party or any Lender Party, the Borrower shall have been given notice thereof and the opportunity to seek a protective order or other appropriate remedy with respect thereto or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.
          SECTION 9.11 Patriot Act Notice. Each Lender Party and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender Party in order to assist the Administrative Agent and the Lender Parties in maintaining compliance with the Patriot Act.
          SECTION 9.12 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.
     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State court or Federal court of the United States of America sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          SECTION 9.13 Replacement of Lenders. If (a) any Lender requests compensation under Section 2.10 (a) or (b), (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, (c) any Lender gives notice pursuant to Section 2.10(d) with respect to an occurrence or state of affairs not applicable to all Lenders, (d) any Lender is a Defaulting Lender or (e) any Lender refuses to consent to any proposed change, waiver, discharge or termination with respect to the Loan Documents requiring the consent of all Lenders (or all affected Lenders) pursuant to Section 9.01 and the same has been approved by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
          (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.07(a) or the Administrative Agent shall have waived receipt of such fee in writing;
          (ii) such replaced Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.10 and 2.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
          (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10(a) or (b) or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;
          (iv) the assignee shall be an Eligible Assignee and shall agree to accept such assignment and to assume all obligations of such Lender Party hereunder in accordance with Section 9.07;
          (v) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against such replaced Lender; and
          (vi) such assignment does not conflict with applicable law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          SECTION 9.14 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

          SECTION 9.15 Waiver of Jury Trial. To the extent permitted by applicable law, each of the Borrower, the Administrative Agent and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances, the Letters of Credit or the actions of the Administrative Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TD AMERITRADE HOLDING CORPORATION
By:	/s/ William J. Gerber
	Name:	William J. Gerber
	Title:	EVP and Chief Financial Officer

TD AMERITRADE ONLINE HOLDINGS CORP. (FORMERLY AMERITRADE ONLINE HOLDINGS CORP. AND SUCCESSOR TO DATEK ONLINE HOLDINGS CORP. AND TD WATERHOUSE GROUP, INC.)
By:	/s/ Michael D. Chochon
	Name:	Michael D. Chochon
	Title:	Treasurer

THE BANK OF NEW YORK MELLON, as Administrative Agent, Initial Issuing Bank, Initial Swing Line Bank, Existing Issuing Bank and Lender
By:	/s/ Andrew T. Karp
	Name:	Andrew T. Karp
	Title:	Vice President

Initial Lenders: Bank of America, N.A.
By:	/s/ Garfield Johnson
	Name:	Garfield Johnson
	Title:	Senior Vice President

BANKERS TRUST COMPANY, N.A.
By:	/s/ Joe M. DeJong
	Name:	Joe M. DeJong
	Title:	Vice President

BARCLAYS BANK PLC
By:	/s/ David Barton
	Name:	David Barton
	Title:	Director

CITICORP NORTH AMERICA, INC.
By:	/s/ William Mandaro
	Name:	William Mandaro
	Title:	Director

First National Bank of Omaha
By:	/s/ Mark Baratta
	Name:	Mark Baratta
	Title:	Vice President, Manager

J.P. MORGAN CHASE BANK, N.A.
By:	/s/ Piers C. Murray
	Name:	Piers C. Murray
	Title:	Managing Director

The PrivateBank and Trust Company
By:	/s/ Kim A. Butler
	Name:	Kim A. Butler
	Title:	Managing Director

WELLS FARGO BANK, N.A.
By:	/s/ Ryan K. Johnson
	Name:	Ryan K. Johnson
	Title:	Vice President